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                                                                    Exhibit 99.1

Thursday July 20, 4:16 pm Eastern Time

Company Press Release

SOURCE: Alteon WebSystems, Inc.

Alteon WebSystems to Acquire Pharsalia Technologies

Innovative Software Technology and World-Class Engineering Talent Will Add Significant Content Delivery Capabilities

SAN JOSE, Calif., July 20 /PRNewswire/--To further address the rapid convergence of Web switching and Web computing, Alteon WebSystems, Inc.(Nasdaq: ATON - news), today announced that it has completed the acquisition of privately-held Pharsalia Technologies, an innovator of new content delivery products, for approximately $221 million in a stock-for-stock exchange. Pharsalia stockholders will exchange all of their common stock and options for common stock and options of Alteon.

The acquisition bolsters Alteon's recently introduced Webworking framework which is designed to address the convergence of intelligent Web switching with Web application services to enable the next-generation of Internet applications.

With Pharsalia products and technology, Alteon will be able to offer customers sophisticated new personalized content delivery services.

Led by a seasoned team of over 28 engineers, Pharsalia has focused on developing software products for the rapidly escalating content delivery market. These products, which begin customer trials next month, will operate on Alteon's recently introduced Integrated ServiceDirector(TM) (see July 17, 2000 release).

Based in Roswell, Georgia, Pharsalia Technologies was founded in December of 1999 and currently employs a staff of 30. The company is headed by Chip Howes, president and CEO. Mr. Howes and his team are the inventors of record for over 21 patents in the area of TCP/IP server load balancing and are credited with the invention of the technology in 1996.

The acquisition of Pharsalia, which will be accounted for as a purchase, will result in non-cash charges to Alteon of approximately $32 million for purchased in-process research and development, deferred compensation and amortization of goodwill during the first quarter of Fiscal 2001 (ending September 30, 2000). Non-cash charges for goodwill and deferred compensation will be approximately $13.5 million per quarter in subsequent quarters.

About Alteon WebSystems

Alteon WebSystems, Inc., a leading supplier of next-generation Internet infrastructure solutions, pioneered the concept of content-intelligent, Layer 4 through 7 Web switching in 1997. The Company's Web switching products enable ISPs, hosters and eBusinesses to more intelligently speed content to end users while scaling Web sites and services to meet the rapid growth of the Internet. Alteon's products include modular and stackable Web switches, integrated traffic management software and a line of service delivery products. Alteon's Web switching systems are deployed in Internet data centers around the world by a wide range of customers such as UUNet, ICG Communications, Yahoo!, TicketMaster Online, GTE Internet, DLJdirect, DIGEX, WebTV Networks, Global Crossing, Cable & Wireless, NTT and many others. Founded in May of 1996, Alteon WebSystems employs a staff of over 500 around the world and is publicly traded on The Nasdaq Stock Market(R) under the symbol "ATON." Visit Alteon WebSystems on
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the World Wide Web at http://www.alteonwebsystems.com.

SOURCE: Alteon WebSystems, Inc.